For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer John Vandemore Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Investor Relations (310) 829-5400
Press:	Jennifer Clay Vice President, Corporate Communications (310) 318-3100

SKECHERS ACHIEVES NEW SECOND QUARTER 2018 SALES RECORD

MANHATTAN BEACH, CA. – July 19, 2018 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the second quarter ended June 30, 2018.

Second Quarter Highlights

Record sales of $1.134 billion, an increase of 10.6 percent
Record quarter gross margins of 49.4 percent
International wholesale sales increased 24.9 percent; total international wholesale and retail sales combined represented 51.6 percent of total sales
Company-owned global retail sales increased 12.8 percent, with a comparable same store sales increase of 4.5 percent worldwide

“The financial accomplishments in the second quarter are the result of our product and marketing, as well as our on-going efforts to seek out global opportunities,” began Robert Greenberg, Skechers chief executive officer. “With the resurgence of retro looks and Skechers D’Lites, we are the originator of one of the hottest trends in footwear. At the core of this chunky look is comfort, which runs through every one of our divisions—from Relaxed Fit to Skechers Sport to our sandal collections. The excitement over Skechers D’Lites has allowed us to broaden our distribution and marketing to reach savvy millennial consumers. With chart-topping Camila Cabello in Skechers D’lites, we have a global ambassador who resonates with this audience. Add to that, the campaigns for our wide demographic appeal and vast footwear offering—including those with ambassadors, Tony Romo, Howie Long and David Ortiz—enable us to meet the footwear needs of men, women and children in the United States and around the world. With the right product and marketing, we believe there is significant opportunity to further grow our brand and continue to take market share. We are investing in our international business—both in newer and established markets as we continue to experience strong growth overseas. We’re looking forward to the back-to-school season, and the remainder of the year as we deliver more new styles backed by impactful marketing.”

“We achieved another record sales quarter and continued to see significant growth in our subsidiary and joint venture businesses, which resulted in record sales of $2.38 billion over the first six months of the year,” stated David Weinberg, chief operating officer of Skechers. “Our largest international markets—Canada, China, South Korea, Germany, India, and the United Kingdom, achieved double-digit sales growth in the second quarter, a testament to our global strategy. Additionally, China shipped approximately 5.6 million pairs in the period, a new quarterly record. As expected, our domestic wholesale had single-digit decreases in the quarter though much of our business within our core accounts remained solid. Our international distributor business also had single-digit decreases, but performed better than originally anticipated. Looking forward, we believe both of our domestic wholesale and international distributor businesses will be positive in the second half of the year. Our focus for the balance of 2018 is to continue to grow our international business while maintaining our strength in the United States.”

Second Quarter 2018 Financial Results

($ in millions, except per share data)

	For the three-months ended
	June 30,		Change
	2018	2017	$	%
Sales	$1,134.8	$1,025.9	$108.9	10.6%
Gross Profit	561.0	488.3	72.7	14.9%
Gross Margin	49.4%	47.6%
SG&A Expenses	484.9	405.2	79.7	19.7%
As a % of Sales	42.7%	39.5%
Earnings from Operations	81.4	86.3	-4.9	-5.7%
Operating Margin	7.2%	8.4%
Net Earnings	45.3	59.5	-14.2	-23.9%
Diluted Earnings per Share	$0.29	$0.38	-$0.09	-23.7%

Sales grew 10.6 percent as a result of a 24.9 percent increase in the Company’s international wholesale business, and 12.8 percent increase in its Company-owned global retail business. Second quarter comparable same store sales in Company-owned stores worldwide increased 4.5 percent, including a 2.2 percent in the United States and a 11.3 percent internationally. The growth in the second quarter was partially offset by a 7.0 percent decrease in the Company’s domestic wholesale business and a 6.1 percent decrease in the Company’s international distributor business.

Gross margins increased due to strength in the Company’s international wholesale and Company-owned international retail businesses.

SG&A expenses increased 19.7 percent in the quarter, including an increase in selling expenses of $14.1 million due to higher international advertising. General and administrative expenses increased by $65.6 million as the Company continued to build its international brand presence and direct-to-consumer channels. General and administrative expenses in China grew $29.4 million to support continued expansion, including support for the upcoming Single’s Day, and $11.7 million associated with operating 54 additional Company-owned Skechers stores worldwide, of which 12 opened in the second quarter. The G&A expenses also included $19.8 million related to corporate and domestic expenses, of which $7.0 million was for increased domestic warehouse and distribution costs and $6.2 million was for legal costs.

Earnings from operations decreased $4.9 million, or 5.7 percent.

Net earnings were $45.3 million and diluted earnings per share were $0.29. In the second quarter, the Company’s income tax rate was 18.8 percent reflecting its continued assessment of the impact of the recently enacted tax reform legislation. The Company’s net earnings for the second quarter were negatively impacted by adverse foreign exchange impacts of $7.0 million and legal costs of $6.2 million.

Six months 2018 Financial Results

($ in millions, except per share data)

	For the six-months ended
	June 30,		Change
	2018	2017	$	%
Sales	$2,384.9	$2,098.7	$286.2	13.6%
Gross Profit	1,144.1	964.8	179.3	18.6%
Gross Margin	48.0%	46.0%
SG&A Expenses	924.8	761.5	163.3	21.4%
As a % of Sales	38.8%	36.3%
Earnings from Operations	230.1	210.7	19.4	9.2%
Operating Margin	9.7%	10.0%
Net Earnings	162.9	153.5	9.4	6.1%
Diluted Earnings per Share	$1.04	$0.98	$0.06	6.1%

Sales grew 13.6 percent as a result of a 22.9 percent increase in the Company’s international wholesale business, and a 15.5 percent increase in its Company-owned global retail business. For the six-month period, the Company’s domestic wholesale business increased 1.0 percent compared to the same prior year period.

Gross margins increased due to strength in the Company’s international wholesale and Company-owned international retail businesses.

SG&A expenses increased 21.4 percent. This increase was due to an additional $138.5 million in general and administrative expenses. Selling expenses increased by $24.7 million.

Earnings from operations increased $19.4 million, or 9.2 percent.

Net earnings were $162.9 million and diluted earnings per share were $1.04.

Balance Sheet
At quarter-end, cash, cash equivalents and short-term investments totaled $887.7 million, an increase of $151.3 million, or 20.5 percent from December 31, 2017, and an increase of $136.2 million, or 18.1 percent, over June 30, 2017.

Total inventory, including inventory in transit, was $822.4 million, a $50.6 million decrease from December 31, 2017, and a $152.7 million increase over June 30, 2017. The majority of the year-over-year inventory increase was attributable to international wholesale and retail, particularly in China.

Working capital was $1.6 billion at June 30, 2018, a $134.7 million increase over December 31, 2017, and a $282.9 million increase over June 30, 2017.

“In the second quarter, we continued to invest in building the Skechers brand worldwide,” began John Vandemore, chief financial officer of Skechers. “This included an expanded direct-to-consumer presence in retail and online. We also diligently managed our balance sheet, driving cash conversion and matching inventory growth with anticipated sales volumes. At the same time, we continued to allocate capital in line with our stated philosophy, returning cash to shareholders directly through approximately $15.0 million of open market share repurchases.”

Share Repurchase
During the three months ended June 30, 2018, the Company repurchased approximately 510,000 shares of its Class A common stock at a cost of $15.0 million under its existing share repurchase program. At June 30, 2018, approximately $132.0 million remained available under the Company’s share repurchase program.

Outlook
For the third quarter of 2018, the Company believes it will achieve sales in the range of $1.200 billion to $1.225 billion, and diluted earnings per share of $0.50 to $0.55. The guidance is based on continued strong performance within the Company’s international subsidiaries and joint venture businesses, and the Company-owned Skechers retail stores, as well as growth in the Company’s international distributor and domestic wholesale businesses in the back half of the year. The Company expects that its effective tax rate for the year will be at the top of or slightly higher than the previously announced guidance of 12 to 17 percent.

Second Quarter 2018 Conference Call
The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. Eastern Time to discuss its second quarter 2018 financial results. The call can be accessed on the Investor Relations section of the Company’s website at https://investors.skechers.com/. For those unable to participate during the live broadcast, a replay will be available beginning July 19, 2018, at 7:30 p.m. ET, through August 2, 2018, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13681233.

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States and over 170 countries and territories worldwide via department and specialty stores, 2,715 SKECHERS Company-owned and third-party-owned retail stores, and the Company’s e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia and the Middle East, and wholly-owned subsidiaries in Canada, Japan, throughout Europe and Latin America. For more information, please visit skechers.com and follow us on Facebook (facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the challenging consumer retail markets in the United States; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2017, and its quarterly report on Form 10-Q for the three months ended March 31, 2018. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	December 31,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$844,847	$736,431
Short-term investments	42,895	—
Trade accounts receivable, net	547,497	405,921
Other receivables	26,938	27,083

Total receivables	574,435	433,004
Inventories	822,423	873,016
Prepaid expenses and other current assets	77,290	62,573

Total current assets	2,361,890	2,105,024
Property, plant and equipment, net	553,574	541,601
Deferred tax assets	26,209	29,922
Long-term investments	23,954	17,396
Other assets	40,038	41,139

Total non-current assets	643,775	630,058

TOTAL ASSETS	$3,005,665	$2,735,082

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$1,810	$1,801
Accounts payable	577,783	505,334
Short-term borrowings	11,179	8,011
Accrued expenses	128,783	82,202

Total current liabilities	719,555	597,348
Long-term borrowings, net of current installments	70,181	71,103
Deferred tax liabilities	161	161
Other long-term liabilities	102,306	118,259

Total non-current liabilities	172,648	189,523
Total liabilities	892,203	786,871
Stockholders’ equity:
Skechers U.S.A., Inc. equity	1,971,084	1,829,064
Noncontrolling interests	142,378	119,147

Total equity	2,113,462	1,948,211

TOTAL LIABILITIES AND EQUITY	$3,005,665	$2,735,082

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales	$1,134,797	$1,025,934	$2,384,875	$2,098,742
Cost of sales	573,840	537,613	1,240,815	1,133,923

Gross profit	560,957	488,321	1,144,060	964,819
Royalty income	5,350	3,221	10,872	7,451

	566,307	491,542	1,154,932	972,270

Operating expenses:
Selling	114,022	99,950	198,468	173,759
General and administrative	370,927	305,283	726,308	587,779
	484,949	405,233	924,776	761,538

Earnings from operations	81,358	86,309	230,156	210,732
Other income (expense):
Interest, net	1,054	(1,464)	731	(2,540)
Other, net	(7,473)	2,664	(4,070)	3,359

	(6,419)	1,200	(3,339)	819

Earnings before income tax expense	74,939	87,509	226,817	211,551
Income tax expense	14,080	14,109	28,700	31,516

Net earnings	60,859	73,400	198,117	180,035
Less: Net earnings attributable to noncontrolling interests	15,575	13,865	35,181	26,505

Net earnings attributable to Skechers U.S.A., Inc.	$45,284	$59,535	$162,936	$153,530

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.29	$0.38	$1.04	$0.99

Diluted	$0.29	$0.38	$1.04	$0.98

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	156,518	155,579	156,476	155,340

Diluted	157,091	156,174	157,366	156,016